EXHIBIT (m)(3)

MASTER DISTRIBUTION PLAN

For Class C Shares

WHEREAS, each registered investment company listed on Schedule A (each a “Company” and together, the “Companies”) engages in business as an open-end management investment company with multiple series of shares as listed on Schedule A hereof (each a “Fund” and together, the “Funds”), and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Company currently employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the 1940 Act) of the Fund, and the Principal Underwriter has entered into selling agreements with financial intermediaries and other third parties (“financial intermediaries”) to distribute Fund shares;

WHEREAS, certain Funds identified on Schedule A offer shares designated as Class C (referred to herein as the “Class”) and each Company desires to adopt a single Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) that provides for the payment of sales commissions, annual distribution fees and service fees by each Fund from the assets of the Class;

WHEREAS, the Board of Directors or Trustees of each Company (the “Board” and such Trustees or Directors, “Board Members”) has determined that there is a reasonable likelihood that the Plan will benefit each Fund and the holders of Class shares of each such Fund;

NOW, THEREFORE, each Company hereby adopts the Plan on behalf of each Fund with respect to its Class shares in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

1.

Each Fund shall pay to the Principal Underwriter a monthly distribution fee from the assets of the Class in an amount that shall not exceed the amount set forth on Schedule A for any fiscal year.  Such fee is being paid in consideration for the distribution services and facilities to be furnished to the Fund by the Principal Underwriter.  The Principal Underwriter may use the payments received pursuant to this Paragraph to compensate financial intermediaries to encourage the distribution of Class shares as it considers appropriate.

2.

Appropriate adjustment of payments made pursuant to Section 1 of the Plan shall be made whenever necessary to ensure that no such payment shall cause a Fund to exceed the applicable maximum cap imposed on sales charges attributable to the Class by Financial Industry Regulatory Authority (“FINRA”) Rule 2341(d) or such other maximum cap set forth on Schedule A (the “Fee Cap”).

3.

In addition to the payments of distribution fees to the Principal Underwriter provided for in Section 1, each Fund shall pay from assets attributable to the Class a monthly service fee to the Principal Underwriter.  Such service fee shall be in an amount not to exceed the amount set forth on Schedule A for any fiscal year.  All service fees are being paid to the Principal Underwriter hereunder in consideration for the personal and/or account maintenance services furnished by the Principal Underwriter to the Class and for the payment of service fees by the Principal Underwriter to financial intermediaries in connection with the provision of personal services and/or the maintenance of shareholder accounts.

4.

The Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable on redemption of shares of the Class, provided that no such sales charge shall be paid to the Principal Underwriter which would cause the Fund to exceed the Fee Cap with respect to the Class.

5.

The Plan shall not take effect until after it has been approved by both a majority of (i) those Board Members  who are not “interested persons” of the Company (as defined in the 1940 Act) and have no direct or indirect financial interest in the operations of the Plan or any agreements related to it (the “Rule 12b-1 Board Members”), (ii) all of the Board Members then in office, cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and (iii) if adopted after any public offering of the Company’s voting securities or the sale of such securities, the outstanding voting securities of such Company.

6.

Any agreements between a Company on behalf of a Fund and any person relating to the Plan shall be in writing and shall not take effect until approved in the manner provided for approval of the Plan by Board Members in Section 5.

7.

The Plan shall continue in effect with respect to the Class C for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan by Board Members in Section 5.

8.

The persons authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreement shall be the President or any Vice President or the Secretary or Treasurer of the Company.  Such persons shall provide to the Board Members and the Board Members shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

9.

The Plan may be terminated as to any Fund with respect to its Class shares at any time by vote of a majority of the Rule 12b-1 Board Members, or by vote of a majority of the outstanding voting securities of the Class.  The Principal Underwriter shall be entitled to receive all contingent deferred sales charges paid or payable in connection with a redemption of Class shares on any day subsequent to termination of the Plan, provided such payment would not cause the Fund to exceed the Fee Cap.

10.

The Plan may not be amended to increase materially the payments to be made by the Fund from the assets of the Class as provided herein unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Class.  In addition, all material amendments to the Plan shall be approved in the manner provided for in Section 5.  Additional Funds may adopt the Plan upon approval by the Board Members in the manner provided for in Section 5 and amendment of Schedule A.

11.

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Board Members shall be committed to the discretion of the Rule 12b-1 Board Members.

12.

The Company shall preserve copies of the Plan and any related agreements made by the Company and all reports made pursuant to Section 8, for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.

13.

Any obligations assumed by the Fund with respect to the Class pursuant to the Plan (and consistent with the limitation of shareholder, officer and Board liability as set forth in certain Company governing documents) shall be limited in all cases to the assets of such Class and no person shall seek satisfaction thereof from the shareholders of other classes of the Fund or officers or Board Members or any other class or series of the Company.

14.

When used in the Plan, the term “service fees” shall have the same meaning as such term has in FINRA Rule 2341(d).   When used in the Plan, the term “vote of a majority of the outstanding voting securities of the Class” shall mean the vote of the lesser of (a) 67 per centum or more of the Class shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class shares of the Fund.

15.

If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of the Plan shall not be affected thereby.

* * *

SCHEDULE A to MASTER DISTRIBUTION PLAN FOR CLASS C SHARES (1)

	Distribution Fee/Service Fee	Effective Date
Calvert Management Series
Calvert Unconstrained Bond Fund	0.75/0.25%	1/27/17
The Calvert Fund
Calvert Income Fund	0.75/0.25%	12/31/16
Calvert Short Duration Income Fund	0.75/0.25%	1/6/17
Calvert High Yield Bond Fund	0.75/0.25%	12/31/16
Calvert Responsible Index Series, Inc.
Calvert U.S. Large Cap Growth Responsible Index Fund	0.75/0.25%	12/31/16
Calvert U.S. Large Cap Value Responsible Index Fund	0.75/0.25%	12/31/16
Calvert U.S. Mid Cap Core Responsible Index Fund	0.75/0.25%	1/6/17
Calvert Developed Markets Ex-U.S. Responsible Index Fund	0.75/0.25%	12/31/16
Calvert Impact Fund, Inc.
Calvert Global Energy Solutions Fund	0.75/0.25%	1/6/17
Calvert Global Water Fund	0.75/0.25%	1/6/17
Calvert Social Investment Fund
Calvert Balanced Portfolio	0.75/0.25%	1/27/17
Calvert Bond Portfolio	0.75/0.25%	1/27/17
Calvert Equity Portfolio	0.75/0.25%	1/27/17
Calvert Conservative Allocation Fund	0.75/0.25%	12/31/16
Calvert Moderate Allocation Fund	0.75/0.25%	1/6/17
Calvert Aggressive Allocation Fund	0.75/0.25%	1/6/17
Calvert World Values Fund, Inc.
Calvert Capital Accumulation Fund	0.75/0.25%	1/27/17
Calvert International Opportunities Fund	0.75/0.25%	1/6/17
Calvert Emerging Markets Equity Fund	0.75/0.25%	1/6/17

(1)

The fees shown are the fees authorized by the Board to be paid to Eaton Vance Distributors, Inc. (“EVD”) under the Class C distribution plan.